April 19, 2000


Decorator Industries, Inc.
10011 Pines Boulevard, Suite 201
Pembroke Pines, Florida 33024-6167

Gentlemen:

         This letter constitutes an agreement by and between COMERICA BANK, a Michigan banking corporation (herein called "Bank"), and DECORATOR INDUSTRIES, INC., a Pennsylvania corporation, (herein called "Company"), pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Company.

         In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favor of Company, including, without limitation, a Five Million Dollar ($5,000,000.00) revolving line of credit (herein called "Revolving Line") as evidenced by a Promissory Note of even date maturing July 19, 2002 (herein called "Maturity Date"), made available by Bank to Company, and in consideration of all present and future liabilities, obligations and indebtedness of Company to Bank, howsoever created, evidenced, existing or arising, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, or due or to become due (herein collectively called the "Liabilities"), Company represents, warrants, covenants and agrees as follows:

         1. Each loan, advance or other extension of credit made by Bank to or otherwise in favor of Company shall be evidenced by and subject to a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Company unto Bank. The funding and disbursement of any loan or advance, and the extension of any other credit, to or in favor of Company shall be subject to the execution and/or delivery unto Bank of such documents, instruments, agreements, opinions and certificates as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank, and its counsel, may from time to time require (any and all notes, instruments, documents and agreements at any time evidencing, governing, securing or otherwise relating to any of the Liabilities are herein collectively called the "Loan Documents").

         2. Provided that no Default or Event of Default under the Loan Documents has occurred and is continuing, Company may, by written notice to the Bank prior to June 19, 2002, thirty (30) days before the maturity, but not before May 20 2002, sixty (60) before maturity, request that the Bank extend the Maturity Date of the Revolving Line for an additional one year period. The Maturity Date for the Revolving Line shall be extended for an additional year only if Bank approves such extension. Bank shall notify Company of an approval and extension and in the event Bank does not approve an extension of the Maturity Date, the Revolving Line shall terminate on the Maturity Date.

                                                                     Exhibit 10Y
                                                                     -----------

         3. Company hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Company is a party or by which it is otherwise bound, are within Company's corporate powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Company, or by which Company is otherwise bound, will be valid and binding and legally enforceable against Company in accordance with their terms.

         (b) The execution, delivery and performance of this Agreement and any other Loan Documents required under or contemplated by this Agreement to which Company is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Company, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the property or assets of Company, except to or in favor of Bank.

         (c) No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Company or any of its officers, is threatened against Company, the outcome of which could materially impair Company's financial condition or its ability to carry on its business or its ability to pay and perform its liabilities and obligations hereunder or otherwise in respect of the Liabilities.

         (d) There are no security interests in, liens, mortgages, or other encumbrances on any of Company's property or assets, except Permitted Encumbrances (as hereinafter defined).

         (e) There exists no Event of Default (as hereinafter defined), or any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default (any such condition or event is herein called a "Default") under any of the Liabilities.

                                        2                            Exhibit 10Y
                                                                     -----------

         (f) The most recent financial statements with respect to Company delivered to Bank fairly present the financial condition of Company as of the date thereof and for the period(s) covered thereby in accordance with generally accepted accounting principles consistently applied ("GAAP"), and since October 2, 1999, there has been no material adverse change in the condition (financial or otherwise) of Company.

         4. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall:

         (a) Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

                  (i) as soon as available, and in any event not later than ninety (90) days after the close of each fiscal year of Company, beginning with the fiscal year ending December 30, 2000, audited financial statements of Company, containing the balance sheet of Company as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports, including any management letter(s). Such financial statements shall be prepared in accordance with GAAP, shall be in such detail as Bank may reasonably require, and shall be reviewed by independent certified public accountants of recognized standing selected by Company and acceptable to Bank;

                  (ii) as soon as available, and in any event not later than sixty (60) days after the close of each fiscal year of Company, beginning with the fiscal year ending December 30, 2000, Borrower's annual projections, including, but not limited to, Company's projections for sales, net income, capital expenditures and redemption of Company's stock;

                  (iii) as soon as available, and in any event not later than forty-five (45) days after and as of the close of each fiscal quarter (except the fiscal year end) of each fiscal year of Company, beginning with the fiscal quarter ending April 1, 2000, financial statements of Company, containing the balance sheet of Company as of the close of each such fiscal quarter, statements of income and retained earning and a statement of cash flows for Company for such fiscal quarter and for the portion of the fiscal year of Company through the end of the fiscal quarter then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by Company in accordance with GAAP, and shall be certified as to accuracy and fairness by an authorized officer of Company;

                  (iv) simultaneous with the delivery to Bank of the respective financial statements required in sub-sections (i) and (iii) above, quarterly compliance certificates in form and detail satisfactory to Bank, certified by an authorized officer of


                                           3                         Exhibit 10Y
                                                                     -----------

                           Company, certifying that, as of the date thereof, to the best of each such authorized officer's knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Company in respect thereof, and also certifying as to whether Company is in compliance with the financial covenants contained in Sections 3(g) through (i) of this Agreement (which certificate shall set forth, in reasonable detail, Company's calculations and the resultant ratios or financial tests determined thereunder);

                  (v)      as soon as possible, and in any event within three
                           (3) Business Days after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition or occurrence which has had or could reasonably be expected to have a materially adverse effect upon Company's business, properties, or financial condition or upon Company's ability to comply with its obligations hereunder, a written statement of an authorized officer of Company setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Company has taken or caused to be taken, or proposes to take or cause to be taken with respect thereto; and

                  (vi) promptly, at such times as Bank may reasonably require, in form and detail satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may reasonably request from time to time.

         (b) Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to Section 3(a) above) prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals, to visit all of Company's offices and to make inquiries as to Company's respective financial matters with its respective directors, officers, employees, and independent certified public accountants.

         (c) Permit Bank, through Bank's authorized attorneys, accountants and representatives, to inspect, audit and examine Company's books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours, upon written request of Bank. Company agrees to reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Company and Bank if such inspections, examinations and audits are conducted due to any Event of Default by Company.


                                           4                         Exhibit 10Y
                                                                     -----------

         (d) The Company will maintain, with respect to its business and properties, insurance at all times by insurance companies of nationally recognized stature and responsibility which the Company believes to be financially sound, of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against and for by such corporations, and carry or cause to be carried, with such insurers in customary amounts (with customary deductibles), such other insurance, including public liability insurance as is usually carried by corporations engaged in the same or a similar business similarly situated: provided, however, that all insurance maintained pursuant to this paragraph shall be carried in amounts sufficient to prevent the Company from incurring liability as a co-insurer under law or the terms of the applicable policy or policies.

         (e) Pay and discharge promptly when due: all taxes, assessments, and governmental charges and levies imposed upon Company, its income, or any of its properties, before the same shall become delinquent; and provided, however, that none of the foregoing need to be paid while the same is being contested in good faith by appropriate proceedings diligently conducted so long as adequate reserves shall have been established in accordance with GAAP with respect thereto. The Company will file all federal, state and local tax returns and all other tax reports as required by law.

         (f) Do or cause to be done all things necessary to preserve and keep in full force and effect Company's corporate existence, rights and franchises and comply with all applicable laws where failure to do so has had or could reasonably be expected to have a material adverse effect upon Company's business, properties, or financial condition or upon Company's ability to comply with its obligation hereunder; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         (g) Maintain, at all times, Net Income of not less than One Million Dollars ($1,000,000.00).

                  For purposes of this Agreement, the Net Income shall be calculated quarterly and shall be equal to the sum of Company's Net Income for the immediately four preceding fiscal quarters.

                  "Net Income" shall mean, as applied to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions all determined in accordance with GAAP.

                                           5                         Exhibit 10Y
                                                                     -----------

                  "Person" shall mean any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, government, or any agency or political subdivision thereof, or any other entity of any kind.

         (h) Maintain a Funded Debt to EBITDA Ratio of not more than 3.0 to 1.0.

                  For purposes of this Agreement, the Funded Debt to EBITDA Ratio shall be calculated quarterly as of the end of each fiscal quarter of Company, and shall be calculated based upon and for the fiscal quarter of Company then ending. EBITDA shall be calculated on a rolling four quarter basis.

                  "Funded Debt" shall mean all the sum of all funded debt of the Company plus letter of credit obligations plus all capitalized leases.

                  "EDITDA" shall mean earnings (or loss) from operations of the Company for such period, after eliminating therefrom all extraordinary non-recurring items of income (including gain on the sale of assets and earnings from the sale of discontinued business lines) and after all expenses and proper charges but, before payment or provision for payment of interest, taxes, depreciation and amortization, all determined in accordance with GAAP, for the Company for period being measured.

         (i) Maintain a Funded Debt to Capitalization Ratio of not more than .50 to 1.0.

                  For purposes of this Agreement, the Funded Debt to Capitalization Ratio shall be calculated quarterly as of the end of each fiscal quarter of Company, and shall be calculated based upon and for the fiscal quarter of Company then ending.

                  "Capitalization" shall mean the sum of Funded Debt plus Net Worth.

                  "Net Worth" shall mean with respect to any Person, such Person's total shareholders equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

         (j) Take all actions and fulfill all conditions necessary to maintain any and all plans in substantial compliance with applicable requirements of ERISA, the Code, and all applicable foreign law, if any, until such Plans are terminated, and the liabilities discharged thereof, in accordance with applicable law. No domestic Pension Plan (other than a Multiemployer plan) will incur any accumulated funding deficiency (within the meaning of Section 412 of the Code), and no foreign Pension Plan will be in violation of any funding requirement imposed by applicable foreign law, which deficiency or violation would or would be reasonably likely to, materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower.

                                           6                         Exhibit 10Y
                                                                     -----------

                  "Plan" shall mean any "employee benefit plan" (within the meaning of Section 3 (3) of ERISA) that the Company maintains, contributes to, or is obligated to contribute to for the benefit of employees or former employees of the Company.

                  "Pension Plan" shall mean any Plan that is an "employee pension benefit plan" within the meaning of Section 3 (2) of ERISA.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, together with the rules and regulations thereunder.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the rules and regulations thereunder.

                  "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

         (k) Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a material adverse effect upon the business, operations, condition (financial or otherwise) performance or properties of Company, or could have a material adverse effect upon the ability of Company to perform its obligations under this Agreement or any of the other Loan Documents, or could materially adversely affect the enforceability of this Agreement or any of the other Loan Documents; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Company, or of any circumstance or condition which requires or may require a financial contribution by Company, or a clean-up, removal, remedial action or other response by or on behalf of Company under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Company for any violation or alleged violation of any Environmental Law(s) by Company. Company hereby indemnifies, saves and holds Bank, and any of Bank's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suites, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys' fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by Company, or in any way related to any property owned or operated by Company, or due to any acts of Company, or any of its officers, directors, shareholders, employees, consultants and/or representations; provided, however, that the foregoing indemnification shall not be applicable, and Company shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the

                                           7                         Exhibit 10Y
                                                                     -----------
                  same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

                  "Environmental Laws" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by Company, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

         5. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall not, without the prior written consent of Bank:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including, without limit, any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP), whether now owned or hereafter acquired, other than the following (collectively, "Permitted Encumbrances"):

                  (i) liens, mortgages, security interests and encumbrances to or in favor of Bank;

                  (ii) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charges or penalties which in aggregate do not exceed Fifty Thousand Dollars ($50,000.00), are attaching or which are being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

                  (iii) liens, not delinquent, created by statute in connection with workers' compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

                                           8                         Exhibit 10Y
                                                                     -----------

                  (iv) liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                  (v) minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restriction or existing or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto unmarketable;

                  (vi) purchase money security interests to secure purchase money indebtedness permitted under Section 5(b)(iv) of this Agreement, so long as such purchase money security interests (A) arise substantially contemporaneously with the purchase or acquisition of the respective property or assets encumbered by and subject to such purchase money security interests,
                           (B) do not at any time encumber any property or assets other than the respective property or assets financed by the respective purchase money indebtedness, and (C) secure only the respective purchase money indebtedness incurred to finance the purchase or acquisition of such property or assets;

                  (vii) any liens and encumbrances existing as of the date of this Agreement, as more particularly identified in
                           Schedule 5(a) attached hereto, and

                  (viii) any other liens agreed or consented to, in writing, by Bank.

         (b) Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (i) the Liabilities, (ii) Subordinated Debt, (iii) existing indebtedness to the extent set forth on attached Schedule 5(b) attached hereto, (iv) purchase money indebtedness not to exceed Five Hundred Thousand Dollars ($500,000.00) in aggregate principal amount each fiscal year of Company incurred to finance Company's purchase or acquisition of capital assets (whether pursuant to a loan, capital lease or otherwise); (v) unsecured trade indebtedness incurred and paid in the ordinary course of business of Company or another Person acquired by Company; (vi) contingent indebtedness to the extent permitted by Section 5(d) of this Agreement, (vii) indebtedness secured by Permitted Encumbrances, and (viii) lease obligations (whether in respect of capitalized leases, operating leases or otherwise), not otherwise disclosed in Schedule 5(b) attached hereto, (ix) Funded Indebtedness incurred for the acquisition of corporate real estate.


                                           9                         Exhibit 10Y
                                                                     -----------

         (c) Make loans, advances or extensions of credit to any Person, except, without duplication, (i) employees of Company in an unpaid principal amount not to exceed One Hundred Thousand Dollars ($100,000.00), in aggregate, at any time, (ii) sales on open account in the ordinary course of business, and (iii) other loans, advances and extensions of credit in the ordinary course of business in an unpaid principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), in aggregate, at any time.

         (d) Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

         (e) Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         (f) Sell, lease (as lessor), transfer or otherwise dispose of properties and assets, except as to the sale of inventory and equipment in the ordinary course of business; change its name, consolidate with or merge into any other corporation, permit any other corporation to merge into it except as set forth in
                  Section 5(k) hereof, enter into any reorganization or recapitalization, or reclassify its capital stock, or enter into any sale-leaseback transaction.

         (g) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Company to the PBGC which, in the opinion of Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of Company.

         (h) Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

         (i) Apply any of the proceeds of any loan. advance or other extension of credit by Bank to or in favor of Company, to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

                                          10                         Exhibit 10Y
                                                                     -----------

         (j) Make Capital Expenditures, excluding acquisitions of real property, shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00), annually.

                  Capital Expenditures shall mean with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such person in the year made or incurred or as a prepaid expense applicable to a future year or years.

         (k) Shall not participate in any Acquisition of any Person, individually or in the aggregate, in excess of Five Million Dollars ($5,000,000.00).

                  Acquisition shall mean as applied to any business unit or investment, means the acquiring or acquisition of such business unit or investment by purchase, exchange, issuance of stock or other securities, or by merger, reorganization or any other method.

                  6. An "Event of Default" shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

         (a) Company shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Company to Bank, when due, under any of the Liabilities, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

         (b) any representation, warranty, certification or statement made or deemed to have been made by Company herein, or by any Person(s) (including, without limit, Company) in any certificate, financial statement or other document or agreement delivered by or on behalf of Company in connection with the Liabilities or any of the Loan Documents, shall prove to be untrue in any material respect;

         (c) Company shall fail to observe or perform any condition, covenant or agreement of Company, set forth in Section 4(a) hereof, for a period exceeding fifteen (15) days;

         (d) Company shall fail to observe or perform any condition, covenant or agreement of Company, set forth in Section 5 hereof, for a period exceeding five (5) days;

         (e) Company shall fail to observe or perform any condition, covenant or agreement of Company set forth herein;

         (f) Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in any other Loan Document (other than as provided in subparagraphs (a) and (c) above), and such default shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto;

                                          11                         Exhibit 10Y
                                                                     -----------

         (g) if there shall be any change, for any reason whatsoever, in the management, including, but not limited to, the termination of employment or title of William A. Bassett as Chairman and CEO, or control of Company which, in the reasonable discretion of Bank, could have a material adverse effect upon the business, operations or condition (financial or otherwise) of Company;

         (h) whenever Bank, in good faith, deems the prospect of payment or performance of any of the Liabilities to be impaired; or

         (i) upon the occurrence or existence of any "Default" or "Event of Default", as the case may be, set forth in any other Loan Document.

                  7. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Company declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of Company shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys' fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law, or otherwise.

                  8. Company hereby acknowledges and agrees that Company's compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank's right or ability to make demand for payment of any or all of the Liabilities which may be on a demand basis at any time in Bank's sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Liabilities.

                  9. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Company hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

                  10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

                  11. All covenants, agreements, representations and warranties by or on behalf of Company made in connection with this Agreement and any other Loan Documents shall survive the

                                          12                         Exhibit 10Y
                                                                     -----------
borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Company pursuant hereto shall constitute representations and warranties by Company.

                  12. Company agrees that it will pay all costs and expenses incurred by Bank in connection with the preparation of this Agreement and any other Loan Documents contemplated hereby, including, without limitation, reasonable attorneys' fees and distributions of counsel for the Bank.

                  13. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Company shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

                  14. COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

If the foregoing is acceptable to Company, please indicate such with the authorized signature(s) of Company as provided below.

                                                          Very truly yours,

                                                          COMERICA BANK

                                                          By: /s/ Michael Orzco
                                                              ------------------

                                                          Its: Vice President
                                                               -----------------

ACCEPTED AND AGREED:

DECORATOR INDUSTRIES, INC.

By: /s/ Michael K. Solomon
    ------------------------

Its:  Vice President
     --------------------

Dated:   April 19, 2000
       -----------------------

                                          13                         Exhibit 10Y
                                                                     -----------

                                  SCHEDULE 4(a)
                             Permitted Encumbrances

1. UCC Financing Statement filed in the State of Indiana on March 25, 1999 with Key Bank National Association as Secured Party and Decorator Industries, Inc. as Debtor covering all of debtor's equipment and fixtures, including but not limited to machinery, parts, tools, fixtures, furniture and accessories wherever located in Indiana, together with all attachments, additions and accessions thereto, and added and substituted parts, equipment and repairs now or hereafter placed upon such property.

                                          14                         Exhibit 10Y
                                                                     -----------

                                  SCHEDULE 4(b)
                             Permitted Indebtedness

                                                                              Total Amount Due
                                                                              ----------------
1.       Pennsylvania Industrial Financing Authority                            $163,037.00

2.       Pennsylvania Economic Development Financing Authority                  $300,000.00

3.       Indiana Development Financing Authority                                $1,455,000.00




                                          15                         Exhibit 10Y
                                                                     -----------